Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock of WW International, Inc. dated as of April 25, 2025 is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

GALLOWAY CAPITAL PARTNERS, LLC

By:	/s/ Bruce Galloway
Name: Bruce Galloway
Title: Managing Member

/s/ Bruce Galloway
Bruce Galloway

Schedule 1

Purchases by the Reporting Persons

Date	Shares	Share Price

February 27, 2025	60,000	$.80
March 3, 2025	80,500	$.45
April 2, 2025	109,300	$.51
April 14, 2025	151,300	$.16
April 21, 2025	140,200	$.138
April 22, 2025	208,000	$.143
April 23, 2025	291,600	$.145
April 25, 2025	230,000	$.151